UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2008

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SURETY CAPITAL CORPORATION

 (Exact name of registrant as specified in its charter)

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DELAWARE	001-12818	72-2065607
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Post Office Box 101434, Fort Worth, Texas 76185

 (Address of Principal Executive Office) (Zip Code)

(817) 925-3276

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement.

On February 8, 2008, Surety Capital Corporation (the “Corporation”) entered into a Stock Purchase Agreement with First Graham Delaware Corporation (“First Graham”), for the acquisition by First Graham of all of the shares of Surety Bank from the Corporation (the “Stock Purchase Agreement”).

The purchase price of the shares was an amount equal to the sum of (i) Surety Bank’s shareholder equity plus (ii) Three Million Dollars ($3,000,000.00).  Surety Bank’s shareholder equity was determined on a basis consistent with generally accepted accounting principles as of close of business on March 31, 2008.

ITEM 2.01

Completion of Acquisition or Disposition of Assets.

On April 18, 2008, the Corporation completed the transaction contemplated by the Stock Purchase Agreement, for the sale of all of the shares of Surety Bank to First Graham.

The total purchase price of the shares was $8,499,514.48, which was an amount equal to Surety Bank’s shareholder equity, as determined as of March 31, 2008 in accordance with generally accepted accounting principles, plus Three Million Dollars ($3,000,000.00).  The purchase price was paid by delivery by First Graham to the Corporation of immediately available funds at the closing.

The Stock Purchase Agreement contains such representations, warranties, covenants, indemnities and other provisions, including representations and warranties by Surety Bank, as are usual and customary for this type of transaction.

The indemnification exposure for the Corporation under the Stock Purchase Agreement expires thirty (30) calendar days after the April 18, 2008 Closing Date, except with respect to any losses arising out of claims or lawsuits for which the Corporation has received a notice of claim prior to the expiration of that 30-day time frame.  Furthermore, the indemnification exposure for the Corporation is limited to a maximum amount of $100,000.

The foregoing is a summary of the material terms and conditions of the transaction and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 10.01 and is incorporated hereby by reference.

ITEM 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.01

Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SURETY CAPITAL CORPORATION

By:	/s/ Jerome I. Weiner
Jerome I. Weiner Chairman

Date:  April 28, 2008